EXHIBIT 99.1

STOCK PURCHASE AGREEMENT

by and between

United States Pharmaceutical Group, L.L.C.

and

Susan Hill

Dated: September 4, 2007

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into on September 4, 2007, by and between UNITED STATES PHARMACEUTICAL GROUP, L.L.C., a Delaware limited liability company (“Buyer”), and SUSAN HILL, an individual (“Seller”). Buyer and Seller are referred to herein individually as a “Party” and collectively as the “Parties.”

R E C I T A L S

WHEREAS, Seller owns one hundred percent (100%) of the issued and outstanding capital stock (the “Company Stock”) of Diabetes Care and Education, Inc., a South Carolina corporation (the “Company”); and

WHEREAS, Buyer desires to purchase the Company Stock from Seller, and Seller desires to sell the Company Stock to Buyer, free and clear of any Liens, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

ARTICLE 1

DEFINITIONS

“2008 Earn-Out” has the meaning set forth in Section 2.6(a) below.

“2008 Revenue” has the meaning set forth in Section 2.6(a) below.

“2009 Earn-Out” has the meaning set forth in Section 2.6(b) below.

“2009 Revenue” has the meaning set forth in Section 2.6(b) below.

“2010 Earn-Out” has the meaning set forth in Section 2.6(c) below.

“2010 Revenue” has the meaning set forth in Section 2.6(c) below.

“Adverse Consequences” means all actions, suits, proceedings, hearings, third party investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlements, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses, whether in connection with Third Party Claims or claims among the Parties inter se for the enforcement of the provisions of this Agreement); provided that Adverse Consequences shall not include exemplary, punitive, treble or other special damages regardless of the legal theory, unless such damages are part of any Third Party Claims.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Agreement” has the meaning set forth in the preamble above.

“Basket” has the meaning set forth in Section 8.8 below.

“Business” shall mean all products sold by Buyer and its Affiliates after the Closing solely to (i) any current or future insulin pump customers of Buyer and its Affiliates, (ii) any current or future diabetes education customers of the Company and (iii) any current or future diabetes test strip customers of the Company.

“Business Day” means a day other than Saturday, Sunday or other day on which NASDAQ is authorized or required to be closed for trading.

“Buyer’s Lender” means CapitalSource Finance LLC.

“Buyer” has the meaning set forth in the preamble above.

“Buyer Indemnitees” has the meaning set forth in Section 8.2(a) below.

“Cash Consideration” means US $2,500,000.

“Cause” shall have the meaning given to such term in the Employment Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and also includes all regulations, directives, orders, and guidance promulgated thereunder.

“Change of Control” shall mean (i) any sale of all the equity interests of either Company, Parent or Buyer to a third party which is not an Affiliate of Parent, Buyer or Company, (ii) any consolidation or merger of any of Parent, Buyer or Company with or into any other entity, other than a merger or consolidation in which an Affiliate of Parent, Buyer or Company remains the ultimate owner of such entity or (iii) any sale or disposition by any of Parent, Buyer or Company of all or substantially all of its assets other than a sale to a third party which is an Affiliate of Parent, Buyer or Company.

“Closing” has the meaning set forth in Section 2.3 below.

“Closing Date” has the meaning set forth in Section 2.3 below.

“Closing Date Cash Consideration” has the meaning set forth in Section 2.2(a) below.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals above.

“Company Stock” has the meaning set forth in the recitals above.

“Confidential Information” means any information concerning the business and affairs of the Company not already generally available to the public.

“Customer List” has the meaning set forth in Section 4.9(a) below.

“Debt” means: (a) any indebtedness for borrowed money (other than amounts owed to American Express Bank, FSB or its Affiliates, provided such amounts are a current liability of the Company in accordance with GAAP); (b) any unpaid interest and bank fees owing on any such indebtedness; (c) any obligations in respect of capitalized leases (calculated in accordance with GAAP) and obligations for the deferred purchase price of goods or services (other than trade payables incurred in the Ordinary Course of Business); (d) any obligations in respect of banker’s acceptances or letters of credit; (e) all indebtedness or obligations of the types referred to in the preceding clauses (a) through (d) of any other Person secured by any Lien on any assets of the Company, even though the Company has not assumed or otherwise become liable for the payment thereof, but excluding customer deposits and interest payable thereon in the Ordinary Course of Business; (f) any payments resulting from the consummation of the transactions contemplated hereunder and under the other Transaction Documents; (g) in the nature of guarantees of obligations of the type described in clauses (a) through (f) above of any other Person; (h) any obligation in respect of interest under any existing interest rate swap or hedge agreement entered into by the Company prior to Closing; (i) any obligations for the deferred purchase price owed in connection with any acquisitions; and (j) any Off-Balance Sheet Financing of the Company in existence immediately prior to the Closing.

“Direct Enforcement” has the meaning set forth in Section 8.5.

“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer, on the date hereof. The Disclosure Schedule will be arranged in paragraphs corresponding to the sections and subsections contained in Article III and Article IV. The disclosures in any section or subsection of the Disclosure Schedule shall qualify all other sections and subsections in Article III and Article IV when it is reasonably apparent from the disclosure that such disclosure also relates to such other section or subsection of the Disclosure Schedule.

“Earn-Out Payments” means collectively, to the extent earned by Seller, the 2008 Earn-Out, 2009 Earn-Out and the 2010 Earn-Out.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any other profit sharing, deferred compensation, incentive, bonus, option or other compensation or benefit plan, program or arrangement of any kind.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Employment Agreement” has the meaning set forth in Section 7.1.

“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air and/or similar environmental media including a condition resulting from any Release or threatened Release of Hazardous Substances, either on or off a property resulting from any activity, inactivity or operations occurring on such property, that, by virtue of Environmental, Health, and Safety Requirements or otherwise, (a) requires notification, investigatory, corrective or remedial measures, and/or (b) comprises a basis for claims against, demands of and/or liabilities of the Company or its Affiliates, Seller, Buyer or in respect of any property currently or formerly operated or leased by the Company or its Affiliates.

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local, and foreign statutes, regulations, ordinances, and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety, or pollution or protection of the environment, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, mold, asbestos, polychlorinated biphenyls, noise or radiation.

“Environmental Lien” shall mean any Lien in favor of any governmental authority for any liability under any Environmental, Health and Safety Requirements, or damage arising from, or costs incurred by, such governmental authority in response to a Release or threatened Release into the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” has the meaning set forth in Section 4.19(d) below.

“Estimated Closing Statement” has the meaning set forth in Section 2.5(a) below.

“FDC Act” has the meaning set forth in Section 4.9(b) below.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Final Cash Consideration Adjustment” has the meaning set forth in Section 2.5(b) below.

“Final Closing Statement” has the meaning set forth in Section 2.5(c) below.

“Final Legal Compliance Cap” shall mean the final Legal Compliance Cap after giving effect to any and all Earn-Out Payments earned or forfeited by Seller in accordance with the provisions of Section 2.6.

“Financial Statements” has the meaning set forth in Section 4.5(a) below.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“General Cap” has the meaning set forth in Section 8.8(b) below.

“Good Reason” shall have the meaning given to such term in the Employment Agreement.

“Hazardous Substance” means any petroleum, petroleum products, fuel oil, derivatives of petroleum products or fuel oil, natural gas, natural gas liquids, liquefied natural gas and synthetic gas, as well as any mixtures thereof, explosives, reactive materials, ignitable materials, corrosive materials, pollutants, contaminants, hazardous chemicals, hazardous wastes, hazardous substances, extremely hazardous substances, toxic substances, toxic chemicals, radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, medical waste, biomedical waste, infectious materials and any other element, compound, mixture, solution or substance which may pose a present or potential hazard to human health or safety or to the environment, including without limitation, any material regulated by or subject to regulation under any Environmental, Health and Safety Requirements.

“Improvements” has the meaning set forth in Section 4.11(d) below.

“Indemnified Party” has the meaning set forth in Section 8.4(a) below.

“Indemnifying Party” has the meaning set forth in Section 8.4(a) below.

“Indemnity Notice” has the meaning set forth in Section 8.4(e) below.

“Independent Accountant” has the meaning set forth in Section 2.5(d) below.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith; (d) all mask works and all applications, registrations, and renewals in connection therewith; (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals); (f) all computer software (including source code, executable code, data, databases, and related documentation); (g) all material advertising and promotional materials; (h) all other proprietary rights; and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“IRS” means the Internal Revenue Service or any successor organization.

“Knowledge” or other term of similar import with respect to a Person means the actual knowledge of such Person after reasonable inquiry of such Person.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Leases” means all leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company holds any Leased Real Property.

“Legal Compliance Cap” on any date of determination shall mean $1,000,000 plus any Earn-Out Payments paid to Seller up to and including such date of determination.

“Legal Compliance Claims” has the meaning set forth in Section 8.8(c) below.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than: (a) liens for Taxes not yet due or payable or for Taxes that the Company is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the Most Recent Balance Sheet, and (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, all of which do not individually, or in the aggregate, affect the value of the Company’s assets or interfere with the conduct of the business of the Company.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that individually or in the aggregate would be materially adverse to the business, assets (including intangible assets), liabilities or financial condition or results of operations of either of the Company, or to the ability of any Party to consummate timely the transactions contemplated hereby.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4.5(a) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4.5(a) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4.5(a) below.

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“NASDAQ” means the National Association of Securities Dealers Automated Quotation System.

“Net Working Capital” means the current assets of the Company, which assets shall include cash and accounts receivable, less the current liabilities of the Company, calculated and determined in accordance with the line items set forth on the Most Recent Balance Sheet.

“Off-Balance Sheet Financing” means: (a) any liability of the Company under any sale and leaseback transactions, which does not create a liability on the balance sheet of the Company, and (b) any liability of the Company under any synthetic lease, Tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income Tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

“Parent” shall mean NationsHealth, Inc., a Delaware corporation.

“Parent Shares” means a number of shares of the unregistered Parent Common Stock obtained by dividing $500,000 by the greater of (i) the average NASDAQ closing stock price for registered Parent Common Stock for the twenty (20) Business Days immediately preceding the Closing Date and (ii) the NASDAQ closing stock price for registered Parent Common Stock on the Closing Date.

“Parent Common Stock” means the common stock of Parent.

“Party” or “Parties” has the meaning set forth in the preamble above.

“Permit” means any license, import licenses, export license, franchise, consent, permit, certificate, certificate of occupancy, order, authorization, approval or registration with any domestic or foreign governmental body.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Pre-Closing Tax Periods” has the meaning set forth in Section 6.6(a) below.

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Receivables” has the meaning set forth in Section 4.5(c) below.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migrating into the indoor or outdoor environment of any Hazardous Substance through or in the air, soil, surface water, groundwater or property.

“Revenue” means the net revenue generated by the Business in the Ordinary Course of Business and recognized by the Company in accordance with GAAP.

“Reviewed Financial Statements” has the meaning set forth in Section 4.5(a) below.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the preamble above.

“Seller Indemnitees” has the meaning set forth in Section 8.3 below.

“Straddle Tax Periods” has the meaning set forth in Section 6.6(b) below.

“Subject Debt” means the line of credit currently existing with the Company provided by National City Bank.

“Subordination Agreement” shall mean that certain Subordination Agreement dated September 4, 2007 by and among Buyer, Seller and Buyer’s Lender.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiaries” shall include all Subsidiaries of such Subsidiaries.

“Systems” has the meaning set forth in Section 4.22 below.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.4(a) below.

“Transaction Documents” has the meaning set forth in Section 3.1(a) below.

ARTICLE 2

PURCHASE AND SALE OF COMPANY STOCK

2.1 Basic Transaction. Subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of the Company Stock, free and clear of any Liens. The number of shares of Company Stock which are the subject of this Agreement and the stock certificates evidencing such shares of Company Stock are described on Schedule 2.1 hereto.

2.2 Closing Date Cash Consideration; Buyer’s Deliveries at Closing. Buyer agrees to deliver to Seller at Closing the following:

(a) cash in the amount of the Cash Consideration minus any Debt and long term liabilities of the Company existing as of the Closing Date (except for amounts which are paid off at Closing or amounts not to exceed $30,000) (such amount being referred to herein as, the “Closing Date Cash Consideration”); and

(b) the various certificates, instruments, and documents referred to in Section 7.2 below.

2.3 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on September 4, 2007 or such other date as Buyer and Seller may mutually determine (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of the close of business on such date. The execution and delivery of this Agreement and the other Transaction Documents by the applicable Parties shall be via facsimile or electronically transmitted portable document format (pdf) on the Closing Date, with original documents to be exchanged by nationally recognized overnight courier for delivery on the next Business Day after the Closing Date.

2.4 Seller’s Deliveries at Closing. Seller agrees to deliver to Buyer at Closing the following:

(a) the certificates representing all of the Company Stock, with stock powers executed in blank attached thereto; and

(b) the various certificates, instruments, and documents referred to in Section 7.1 below.

2.5 Cash Consideration Adjustment.

(a) The Cash Consideration shall be further adjusted (the “Final Cash Consideration Adjustment”) in accordance with the procedures set forth in Section 2.5(b) and (c) and in the following amounts: (i) in the event the Net Working Capital of the Company set forth on the Final Closing Statement (as defined below) exceeds $1,265,000, the Cash Consideration shall be increased by the dollar amount of such excess; (ii) in the event the Net Working Capital of the Company set forth on the Final Closing Statement is less than $1,000,000, the Cash Consideration payable to Seller shall be reduced by the dollar amount of such deficiency; and/or (iii) in the event that the long term liabilities and Debt of the Company as set forth on the Final Closing Statement shall exceed $30,000, the Cash Consideration shall be reduced by the dollar amount of such excess less the amount of any deduction for such long term liabilities and Debt taken as part of determining the Closing Date Cash Consideration.

(b) After the Closing, Seller shall prepare a balance sheet as of the Closing Date for the Company substantially in the form of the Most Recent Balance Sheet (the “Final Closing Statement”), and deliver it to Buyer within thirty (30) days of the Closing Date. The Final Closing Statement delivered to Buyer shall be conclusive and binding on the Parties for purposes of determining any Final Cash Consideration Adjustment unless Buyer notifies Seller of Buyer’s disagreement with the Final Closing Statement in writing within ten (10) days after Buyer’s receipt of the Final Closing Statement. Buyer’s notice must state the amounts and the reasons for Buyer’s disagreement. If Buyer notifies Seller of Buyer’s disagreement with the Final Closing Statement, Seller and Buyer shall use their good faith efforts to agree on the amount of any Final Cash Consideration Adjustment for a period of seven (7) days. If Seller and Buyer agree on the amount of any additional Final Cash Consideration Adjustment (or the Independent Accountant declares a Final Cash Consideration Adjustment pursuant to Section 2.5(c)), such amount shall be paid to the appropriate Party within five (5) days of such agreement.

(c) If Buyer and Seller are unable to agree on the amount of the Final Cash Consideration Adjustment within seven (7) additional days, Buyer and Seller shall jointly retain a mutually agreeable independent accounting firm (an “Independent Accountant”). The Independent Accountant shall, within twenty (20) days after being retained, resolve the dispute, and provide written notice of such resolution by facsimile, confirmed by mail to the Parties. The fees and disbursements of the Independent Accountant shall be paid by the Party whose original position as submitted to the Independent Accountant was more inaccurate (in the aggregate) as determined by the Independent Accountant. After resolving the items in dispute, the Independent Accountant shall declare the Final Cash Consideration Adjustment which shall be binding on the Parties hereto and shall not be subject to challenge by any Party hereto in any forum. The Final Cash Consideration Adjustment shall be paid to Seller or Buyer, as applicable, in accordance with Section 2.5(b).

2.6 Earn-Out Payments.

(a) As soon as practicable after December 31, 2008, but no later than April 15, 2009, Buyer shall prepare and deliver to Seller a calculation of the Revenue of the Business for the twelve (12) month period ending December 31, 2008 (the “2008 Revenue”). If the 2008 Revenue is equal to or greater than US$10,000,000 but less than or equal to US$13,000,000, Buyer shall pay to Seller an amount equal to US$1,300,000. If the 2008 Revenue is greater than US$13,000,000, Buyer shall pay to Seller an additional amount equal to US$1,200,000 in cash. Any payment made or owing by Buyer to Seller in accordance with this Section 2.6(a) shall be referred to as the “2008 Earn-Out”. The maximum amount of the 2008 Earn-Out is $2,500,000.

(b) As soon as practicable after December 31, 2009, but no later than April 15, 2010, Buyer shall prepare and deliver to Seller a calculation of the Revenue of the Business for the twelve (12) month period ending December 31, 2009 (the “2009 Revenue”). If the 2009 Revenue is equal to or greater than US$15,000,000, Buyer shall pay to Seller an amount equal to US$1,000,000. Any payment made or owing by Buyer to Seller in accordance with this Section 2.6(b) shall be referred to as the “2009 Earn-Out”.

(c) As soon as practicable after December 31, 2010, but no later than April 15, 2011, Buyer shall prepare and deliver to Seller a calculation of the Revenue of the Business for the twelve (12) month period ending December 31, 2010 (the “2010 Revenue”). If the 2010 Revenue is equal to or greater than US$17,500,000, Buyer shall pay to Seller an amount equal to US$1,000,000. Any payment made or owing by Buyer to Seller in accordance with this Section 2.6(c) shall be referred to as the “2010 Earn-Out”.

(d) The calculation by Buyer of any Earn-Out Payment in accordance with paragraph (a), (b) or (c) of this Section 2.6 shall be conclusive and binding on the Parties unless Seller notifies Buyer of Seller’s disagreement with such calculation in writing within ten (10) days after Seller’s receipt of the applicable calculation. If Seller does not dispute Buyer’s calculation within such ten (10) period, the Earn-Out Payment shall (subject to Section 2.6(h)) be paid to Seller within ten (10) days thereof. If Seller wishes to dispute Buyer’s calculation of an Earn-Out Payment, Seller’s notice must state the amounts and the reasons for Seller’s disagreement. If Seller so notifies Buyer of Seller’s disagreement, Buyer and Seller shall use their good faith efforts to agree on the amount of the applicable Earn-Out Payment. If Seller and Buyer so agree, such Earn-Out Payment shall (subject to Section 2.6(h)) be paid to Seller within ten (10) days of such agreement.

(e) If Buyer and Seller are unable to agree on the amount of the applicable Earn-Out Payment within ten (10) additional days, Buyer and Seller shall jointly retain an Independent Accountant. The Independent Accountant shall, within twenty (20) days after being retained, resolve the dispute, and provide written notice of such resolution by facsimile, confirmed by mail to the Parties. The fees and disbursements of the Independent Accountant shall be paid by the Party whose original position as submitted to the Independent Accountant was more inaccurate (in the aggregate) as determined by the Independent

Accountant. After resolving the items in dispute, the Independent Accountant shall declare the Earn-Out Payment which shall be binding on the Parties hereto and shall not be subject to challenge by any Party hereto in any forum. The Earn-Out Payment shall (subject to Section 2.6(h)) be paid to Seller within ten (10) days of such binding declaration by the Independent Account.

(f) In order to permit Seller to maximize the Earn-Out Payments, Buyer shall, until December 31, 2010:

(1) Not move the principal offices of the Company out of Louisville, Kentucky unless Seller is no longer employed by Buyer or any of its Affiliates; and

(2) Use reasonable efforts to provide adequate capital to fund the expansion of the Business that may be mutually agreed upon by Seller and Buyer .

(g) In the event of (i) a breach of 2.6(f) by Buyer or its Affiliates, (ii) a Change of Control, or (iii) a change in the corporate structure or name of the Company (other than to a name which includes “a division of NationsHealth, Inc.”, “a division of United States Pharmaceutical Group, L.L.C.” or “a division of USPGI”, or any derivation thereof), in each case ((i) through (iii)) which specifically impairs the ability of the Seller to earn the Earn-Out Payments which Seller is entitled to earn after the date of such event, any such Earn-Out Payment shall not accelerate but shall be deemed to be earned in accordance with and at the time set forth in Section 2.6(a), Section 2.6(b) or Section 2.6(c), as applicable.

(h) In the event of Buyer’s termination of Seller’s employment without Cause (but not with Cause) under the Employment Agreement (it being expressly understood that for purposes of this Section 2.6(h) a termination of the Employment Agreement by Seller for Good Reason shall not be deemed to be a termination of Seller’s employment without Cause under the Employment Agreement unless the termination by Seller for Good Reason is a result of the Buyer or its Affiliates (A) breaching Section 1(a) of the Employment Agreement, (B) failing to pay amounts owed to Seller required under Section 3 of the Employment Agreement, (C) failing to provide benefits to Seller required under Section 4 of the Employment Agreement, (D) failing to pay the amounts required by Article 2 or Section 8.3 of this Agreement when due, in each case after all amounts have been finally determined and all applicable cure periods have expired, any such Earn-Out Payment shall not accelerate but shall be deemed to be earned in accordance with and at the time set forth in Section 2.6(a), Section 2.6(b) or Section 2.6(c), as applicable.

(i) In the event that Seller terminates the Employment Agreement for any reason other than for Good Reason or the death or disability of Seller, Seller shall forfeit any and all Earn-Out Payments which Seller is entitled to earn after the date of such termination.

(j) Buyer and Seller agree that the payment of any Earn-Out Payment shall be subject to the provisions of the Subordination Agreement and that such payment shall be delayed to the extent necessary to give effect to the provisions thereof. Without prejudice to the foregoing, Buyer agrees that it shall deliver the Payment Notice to Senior Lender on or before the last day of February in each of 2009, 2010 and 2011, and, Buyer shall provide Seller with a copy of the Payment Notice and the Senior Lender Notice (as such terms are defined in the Subordination Agreement) with respect to such Earn-Out Payment on the date such Earn-Out Payment is made.

2.7 Parent Shares. Buyer agrees to deliver the Parent Shares to Seller within five (5) Business Days of the Closing Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

3.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.1).

(a) Authorization of Transaction. Seller has the full power and authority to execute and deliver this Agreement and each of the other agreements and documents to be executed by it at the Closing (collectively, the “Transaction Documents”) and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the Transaction Documents to be executed by Seller will constitute, the valid and legally binding obligation of Seller enforceable in accordance with their respective terms and conditions. Except as set forth in Section 3.1(a) of the Disclosure Schedule, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other Person in order to consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by Seller.

(b) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Seller or the Company is subject; (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Seller or the Company is a party or by which it is bound or to which any of its assets is subject; or (iii) result in the imposition or creation of a Lien upon or with respect to the Company Stock or the assets of the Company.

(c) Brokers’ Fees. Neither Seller nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller, Buyer or the Company or their respective Affiliates could become liable or obligated.

(d) Ownership. As of the date hereof, Seller holds of record and owns beneficially all of the Company Stock free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. As of the Closing Date, Seller will hold of record and own beneficially all of the Company Stock, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. As of the date hereof, Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of the Company Stock, except as contemplated by this Agreement. Seller is not, and will not be, a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any Company Stock (other than this Agreement). Neither Seller nor the Company is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any of the Company Stock. On the Closing Date, the Company Stock will be acquired by Buyer free and clear of all Liens, and Buyer will have good and marketable title to the Company Stock.

3.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

(a) Organization of Buyer. Buyer is a corporation, duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

(b) Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes, and the Transaction Documents to be executed by Buyer at the Closing will constitute, the valid and legally binding obligation of Buyer, enforceable in accordance with their terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the Transaction Documents have been duly authorized by Buyer.

(c) Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject; (ii) violate any provision of its charter, bylaws, or other governing documents; or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject.

(d) Brokers’ Fees. Other than those fees payable by Buyer to Phoenix Realty Services, Inc. pursuant to that certain Fee Agreement dated June 27, 2007, Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

(e) Investment. Buyer is not acquiring the Company Stock with a view to, or for resale in connection with, the distribution thereof within the meaning of the Securities Act.

(f) Parent Capitalization. As of August 29, 2007, (i) the capital stock of Parent consists of 0 issued shares of the 50,000,000 authorized shares of the preferred stock, $0.0001 par value, and 28,872,014 issued shares of the 250,000,000 authorized shares of the common stock, $0.0001 par value. As of the Closing, the Parent Shares shall be duly authorized, validly issued, fully paid, and non-assessable.

(g) Financial Statements and Other Information. Parent has filed its annual report and Form 10-K for the fiscal year ended December 31, 2006, as well as its Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007 (collectively, the “Parent Reports”). The financial statements set forth in the Parent Report dated June 30, 2007 (the “Most Recent Parent Report”) fairly present in all material respects the financial condition and results of operations of Parent and its subsidiary as of, and for the periods ended on, the dates set forth in such Parent Report. As of their respective dates of filing, each of the Parent Reports was true, correct, complete and accurate in all material respects and was not materially misleading in any respect.

(h) Implied Warranties. Buyer acknowledges that except as expressly set forth in Article III and IV, absent actual fraud, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY IN RESPECT OF THE COMPANY, OR ANY OF ITS ASSETS, LIABILITIES OR OPERATIONS, INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Seller represents and warrants to Buyer that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the corresponding section of the Disclosure Schedule, which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

4.1 Organization, Qualification and Power. The Company is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required and each such jurisdiction is listed on Section

4.1 of the Disclosure Schedule. The Company has full corporate power and authority and all licenses, Permits, and authorizations necessary to carry on the business in which it is engaged and to own, lease and use the properties owned, leased and used by it. Section 4.1 of the Disclosure Schedule lists the management, including the board of directors, managers, management board and officers, as the case may be, of the Company. Seller has made available to Buyer correct and complete copies of the organizational documents, the minute book and equity record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under, or in violation of, any provision of its charter, bylaws, or other organizational documents.

4.2 Capitalization and Subsidiaries. As of the date hereof, (i) the Company Stock consists of the 1,000 issued shares of the 100,000 authorized shares of the common stock, no par value, of the Company; (ii) the Company does not have any authorized or issued shares of preferred stock; (iii) all of the Company Stock is owned beneficially, and of record, by Seller; and (iv) the Company Stock represents one hundred percent (100%) of the issued and outstanding capital stock of the Company. As of the Closing Date, (i) the Company Stock will consist of the 1,000 issued shares of the 100,000 authorized shares of the common stock, no par value, of the Company; (ii) the Company will not have any authorized or issued shares of preferred stock; (iii) all of the Company Stock will be owned beneficially, and of record by Seller; and (iv) the Company Stock will represent one hundred percent (100%) of the issued and outstanding capital stock of the Company. As of the Closing, the Company Stock shall be duly authorized, validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its equity interests. There are no outstanding or authorized unit appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the equity interests of the Company. The Company does not have any Subsidiaries.

4.3 Non-contravention. Neither the execution and the delivery of this Agreement, nor any of the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will: (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject; (ii) violate any provision of the charter, bylaws, limited liability company agreement, certificate of formation, or other organizational document, as the case may be, of the Company; (iii) except as set forth on Section 4.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any, agreement, contract, lease, license, Permit, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject; or (iv) result in the imposition of any Lien upon any of the assets of the Company. Except as set forth on Section 4.3 of the Disclosure Schedule, the Company need not give any notice to, make any filing with, or obtain any authorization, consent, Permit or approval of any government or governmental agency or other Person in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4

Title to Assets. The Company has good title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens. The assets, properties and rights owned by the Company are all of the assets, properties and rights which are utilized in the business of the Company.

4.5 Financial Statements.

(a) Attached hereto as Exhibit A are complete and correct copies of the following financial statements for the Company (collectively the “Financial Statements”): (i) audited balance sheets, statements of income, and cash flows of the Company (the “Reviewed Financial Statements”) as of and for the fiscal years ended December 31, 2005 and December 31, 2006 (the “Most Recent Fiscal Year End”), and (ii) compiled balance sheet, statement of income, and cash flows of the Company (the “Most Recent Financial Statements”) as of and for the six (6) month period ended June 30, 2007 (the “Most Recent Fiscal Month End”). The Audited Financial Statements (including the notes thereto) and the Most Recent Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby in accordance with the Company’s past custom and practice. The Financial Statements present fairly in all material respects the financial condition, results of operations, and changes in member’s (stockholder’s) equity and cash flows of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete in all material respects).

(b) Since the Most Recent Fiscal Year End, the Company’s business has been conducted in the Ordinary Course of Business and there has not been any Material Adverse Change. Without limiting the generality of the foregoing, except as set forth on Section 4.5(b) of the Disclosure Schedule, since the Most Recent Fiscal Year End:

(i) There has been no: (A) damage, destruction or casualty loss concerning any of the material assets or properties of the Company, whether owned or leased, or (B) amendment, termination (other than upon natural expiration), cancellation, material defaults or material breaches by the Company under any agreement involving annual consideration in excess of $25,000, to which the Company is a party or by which the Company’s assets are bound;

(ii) The Company has not sold, transferred, leased, mortgaged, pledged or otherwise encumbered any of its assets or property (tangible or intangible), or made any transfers of assets to Seller (other than distributions to Seller in the Ordinary Course of Business), or any of its respective Affiliates, or made any bulk sale of inventory or sold any inventory at less than fair market value, except for sales of inventory in the Ordinary Course of Business;

(iii) The Company has maintained a level of capital expenditures consistent with historical levels and with the Company’s respective business plans, and the Company has not made any individual capital expenditures in excess of $25,000;

(iv) The Company has not incurred any new obligation or liability in excess of $25,000, except in the Ordinary Course of Business, nor failed to pay any existing and due obligation or liability, except for such obligations and liabilities being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books;

(v) The Company has not canceled any debts or factored, discounted or otherwise accepted, less than full payment with regard to its accounts receivable and other amounts due or offered or extended any special discounts or terms on the sale of their products or services, except in each case in the Ordinary Course of Business;

(vi) The Company has not solicited customer advances or payment of accounts receivable or other sums due in advance of their respective due dates, except in each case in the Ordinary Course of Business;

(vii) The Company has not written up or down the value of the inventory or determined as collectible any accounts receivable that were previously considered to be uncollectible;

(viii) No Liens have been placed on any portion of any of the properties or assets of the Company;

(ix) There has not been any contract or other enforceable obligation to make an acquisition (whether by merger, acquisition of stock or assets, or otherwise) of any business or line of business, other than this Agreement, made or entered into by the Company;

(x) There has not been any change or authorization of any change in the organizational documents of the Company, or any resolutions of the Directors or shareholders of the Company, except as accordingly reflected in the minute books of the Company;

(xi) No election has been made or action taken to change the status of the Company (as a corporation, partnership or disregarded entity) or to revoke the Corporation’s “S corporation” election within the meaning of Section 1361(a)(1) of the Code for federal, state or local income Tax purposes; and

(xii) The Company has not made any commitment to do any of the foregoing.

(c) All notes and accounts receivable of the Company, reflected on the Most Recent Financial Statements, and all accounts receivable of the Company accrued since the Most Recent Fiscal Month End (collectively, the “Receivables”), constitute bona fide receivables resulting from the sale of inventory or services or other obligations in favor of the Company as to which full performance has been rendered and are valid and enforceable claims. To the Knowledge of Seller, the Receivables are not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved against the accounts receivable. The reserves against the accounts receivable for returns, allowances, chargebacks and bad debts are commercially reasonable and have been determined in accordance with GAAP, consistently applied in accordance with the Company’s past custom and practice.

(d) The accounts payable of the Company, reflected on the Most Recent Financial Statements, arose from bona fide transactions in the Ordinary Course of Business, and all such accounts payable have either been paid, are not yet due and payable in the Ordinary Course of Business, or are being contested by the Company or in good faith.

4.6 Legal Compliance.

(a) The Company has developed and implemented privacy and security policies and procedures consistent in all material respects with applicable federal (and state to the extent applicable) privacy and security laws reasonably sufficient to prevent improper access and use of personal information. There has not been any notice to, complaint against, or audit, proceeding or investigation conducted, or claim asserted with respect to, the Company by any Person (including any governmental authority) regarding the collection, use or disclosure of personal information by any Person in connection with the Company or the operation of its business, and, to the Knowledge of Seller, none is threatened or pending and there is no reasonable basis for same. In addition, to the extent required by law or by contract, the Company is in compliance in all material respects with all applicable security and privacy standards regarding protected health information under the Health and Portability and Accountability Act of 1996.

(b) The Company has developed, implemented, maintained and complied in all material respects with a compliance program with respect to the diabetes supply and education industry, including statements of policies and procedures for all aspects of the business and operations of the Company, and such compliance program includes appropriate training and a comprehensive ethical code of conduct.

(c) Except as set forth in Section 4.6(c) of the Disclosure Schedule, the Company is in compliance, and the Company and its predecessors have complied, with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including but not limited to the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1, et seq. and those laws and regulations related to health care and diabetes education and supplies provided by the Company to its customers, including but not limited to those relating to the payment or receipt of illegal remuneration (42 U.S.C. §1320a-7a, 42 U.S.C. §1320a-7b(a), 42 U.S.C. §1320a-7b(c)), the applicable Medicare marketing guidelines, the U.S. Federal Food Drug and Cosmetic Act (21 U.S.C. Chapter 9), the Office of Inspector General of the Department of Health and Human Services (“OIG”) Compliance Program Guidance for the DME, Prosthetics, Orthotics and Supply Industry, the OIG’s publications regarding the telemarketing of durable medical equipment and 42 U.S.C. § 1395m, those relating to any federal or state government funded health care program, and any applicable state laws governing matters similar to such federal statutes and regulations of federal, state, local, and foreign governments (and all agencies thereof), including state laws and regulatory requirements of the applicable state board of pharmacy to include but not be limited to any notice and record-keeping obligations, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced during the past four (4) years, is currently pending or, to the Knowledge of Seller, threatened against the Company alleging any failure to so comply. The Company has timely and accurately filed all material reports, returns, data, and other information required by all governmental authorities which control, directly or indirectly, any of the Company’s activities to be filed with any commissions, bureaus and agencies and has paid all sums heretofore due with respect to such reports and returns. No such report or return has been materially inaccurate, incomplete or misleading. Except for routinely scheduled Medicare and Medicaid program participation and certification surveys pursuant to the Company’s Medicare and Medicaid contracts and filings, no valid program integrity review related to the Company has been conducted by any authority in connection with the Medicare and Medicaid programs and no such review is scheduled, pending, or to Seller’s Knowledge, threatened against or affecting Seller or the Company, or the consummation of the transaction contemplated hereby. Section 4.6(c) of the Disclosure Schedule sets forth a complete list of any and all states into which the Company has shipped insulin, indicating the time period during which such shipments occurred.

(d) Section 4.6(d) of the Disclosure Schedule sets forth a correct and complete list of all Permits held by the Company. Such Permits (i) constitute all material Permits necessary for the operation of the Company’s business as presently conducted, and (ii) are in full force and effect and the Company is in compliance with such Permits. Except as set forth in Section 4.6(d) of the Disclosure Schedule, to Seller’s Knowledge, no suspension, cancellation or adverse action is threatened against the Permits, and there is no basis for believing that any Permits will not be renewed upon expiration. Except as would not be expected to have a Material Adverse Effect, no Permit other than those listed in Section 4.6(d) of the Disclosure Schedule is required by law for the operation of the Company, as presently conducted. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transaction contemplated hereby, except as set forth in Section 4.6(d) of the Disclosure Schedule.

(e) There is no current, pending or proposed, federal, state or local law, rule or regulation which could reasonably be expected to have a Material Adverse Effect on the operation or conduct of the business of the Company.

(f) Section 4.6(f) of the Disclosure Schedule sets forth a correct and complete list of all accreditations held by the Company, including those accreditations by deemed accreditation organizations designated by the Centers for Medicare and Medicaid Services.

(g) Section 4.6(g) of the Disclosure Schedule sets forth a correct and complete list of all the Company’s Medicare and Medicaid provider numbers and Seller and the Company are eligible to receive payment under Title XVIII and XIX of the Social Security Act.

(h) Section 4.6(h) of the Disclosure Schedule sets forth a correct and complete list of all licensing and credentialing held by the employees of the Company. Prior to the Closing Date, the Company has made available copies of all licenses and all credentialing documents and correspondence relating to or about the Company and all of its employees. Any employees rendering services that would require licensing or accreditation by a governmental or accreditation body are duly licensed and accredited and have complied with all laws relating to the rendering of services in their respective specialty area. Except as disclosed on Section 4.6(h) of the Disclosure Schedule, neither the Company nor, to Seller’s Knowledge, any current employee has: (i) had his or her professional license, Drug Enforcement Agency number, Medicare or Medicaid provider status suspended, relinquished, terminated or revoked; (ii) been reprimanded, sanctioned or disciplined by any licensing board or any federal, state or local society or agency, governmental authority, third party payor or specialty board; or, (iii) had a final judgment or settlement without judgment entered against him or her in connection with a malpractice or similar action. Except as disclosed on Section 4.6(h) of the Disclosure Schedule, all company employees providing diabetes education services to customers are certified as diabetes educators by the National Certification Board For Diabetes Educators or are board certified in advanced diabetes management by the American Association of Diabetes Educators and the American Nurses Credentialing Center. Except as disclosed on Section 4.6(h) of the Disclosure Schedule, the Company’s current employees have followed and implemented those standards set forth in the American Association of Diabetes Educators’ publication “The Scope of Practice, Standards of Practice, and Standards of Professional Performance for Diabetes Educators” and the American Diabetes Association’s National Standards for Diabetes Self-Management Education.

(i) All billings by the Company in respect to customers of the Company: (i) arose from valid sales, rentals or the provision of services in the ordinary course of business; (ii) relate to equipment, products or services provided to customers covered under the Medicare, Medicaid or private insurance program, each of which customers, who are among those set forth in the Customer List (as defined in Section 4.9(a) below), were qualified under such programs to receive such products or services, or were provided on a direct bill basis; and (iii) were prepared and submitted by the Company with all the complete and correct forms, documents, test results and other information necessary to receive payment with respect to each such billing in conformity with all applicable legal and contractual requirements. The Company has timely and accurately filed all requisite reimbursable claims and other reports required to be filed or otherwise filed in connection with all state and federal Medicare and Medicaid programs in which the Company participates that are due on or before the Closing Date or which relate to services provided on or before the Closing Date.

4.7 No Leakage. Since December 31, 2006, the Company has not:

(a) repurchased or redeemed any equity securities, declared or paid any dividends or made any distributions or payments of any type to Seller other than: (i) the payment of base salary in the Ordinary Course of Business, and (ii) other distributions to Seller for Tax purposes in the amounts set forth on Section 4.7 of the Disclosure Schedule;

(b) collected its accounts receivable other than in the Ordinary Course of Business;

(c) other than in the Ordinary Course of Business, paid accrued liabilities or accounts payable or prepaid any expenses or other items;

(d) made any payments with respect to Debt (including interest with respect to any Debt) other than in the Ordinary Course of Business;

(e) forgiven or cancelled any debts or claims or waived any rights of or against Seller; or

(f) made any commitments regarding the foregoing.

4.8 Undisclosed Liabilities. The Company does not have any, and there is not any basis for any, liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), except for liabilities that: (a) are accrued, or reserved against, in the Most Recent Financial Statements; (b) were incurred subsequent to the Most Recent Fiscal Month End in the Ordinary Course of Business; (c) result from the obligations of the Company under this Agreement or the documents related hereto; or (d) will be reflected on the Final Closing Statement.

4.9 Inventory/Customer List.

(a) The current list of the Company’s customers and payors (the “Customer List”) has been made available in electronic format to the Buyer and is a complete list identifying each customer of the Company (identifying diabetes pump customers and diabetes education customers) to whom the Company is currently supplying any equipment, products, supplies or services, and the Company’s payors, and the Seller has no reason to believe that the Customer List, in its electronic format, is incompatible with Buyer’s information systems. For each such customer, the Customer List includes the customer’s correct name, address and payor account number and the equipment, products (in the case of prescriptions, the prescription information, date of prescription, the initial date of service, the date of last shipment, the prescribing physician, next call-back date, next shop date, compliance call data and any other information necessary to service the customer), supplies and services currently provided to such customer by the Company. Except as otherwise indicated on the Customer List, each customer included on the Customer List has been duly qualified by the appropriate payor for reimbursement for services rendered or supplies provided by the Company or is on a direct bill basis. Seller represents and warrants that the Customer List is a materially accurate and complete list of unique customers who have been shipped diabetes medication or supplies or have been provided diabetes education services by the Company.

(b) All inventory of the Company, including but not limited to all inventory related to the management and treatment of diabetes are of merchantable quality, for purposes of Section 301(a) of the Federal Food, Drug, and Cosmetic Act (the “FDC Act”) and, to the extent applicable, that each item in inventory has an expiration date not earlier than eighteen (18) months from the Closing Date. Each item in inventory of the Company is not adulterated or misbranded within the meaning of the FDC Act, or within the meaning of any applicable state or municipal law in which the definitions of “adulteration” and “misbranding” are substantially the same as those contained in the FDC Act, and will not be an article which may not under the provisions of Sections 404 or 505 of the FDC Act be introduced into interstate commerce. Except as set forth in Section 4.9(b) of the Disclosure Schedule, all items in the Company’s inventory are free from all claims and interests whatsoever of third parties, and title therefore is free and clear and the items in inventory are not subject to any litigation or material threat of litigation. The items in inventory as of the Closing Date shall be in an amount consistent with the Ordinary Course of Business.

4.10 Tax Matters.

(a) The Company has filed with the appropriate taxing authorities all Tax Returns that it was required to file. All such Tax Returns are correct and complete in all material respects. All Taxes shown on such Tax Returns as due and owing by the Company have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return or pay any Tax. There are no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Stock or any of the assets of the Company. As of the Closing Date, there shall be no Liens for Taxes (other than Taxes not yet due and payable) upon the Company Stock.

(b) Adequate reserves and accruals have been established on the Most Recent Financial Statements to provide for the payment of all Taxes which are not yet due and payable with respect to the Company for taxable periods or portions thereof ending on or before the Most Recent Fiscal Month End. Since the date of the Most Recent Financial Statements, the Company has not incurred any liability for Taxes arising from extraordinary gains and losses, as that term is used in GAAP, outside of the Ordinary Course of Business. Since the date of the Most Recent Financial Statements, the Company has not incurred any liability for Taxes arising from extraordinary gains and losses, as that term is used in GAAP, outside of the Ordinary Course of Business.

(c) No deficiency or proposed adjustment for any amount of Tax has been proposed, asserted or assessed by any taxing authority against the Company that has not been paid, settled or otherwise resolved. There is no action, suit, claim, examination, investigation, proceeding or audit now pending, proposed or, to Seller’s Knowledge, threatened against the Company or concerning the Company with respect to any Taxes. The Company has not been notified by any taxing authority that any issues have been raised with respect to any Tax Return. There has not been, within the past five (5) calendar years, an examination or written notice of potential examination of the Tax Returns filed with respect to the Company by any taxing authority.

(d) All Taxes that are required to be withheld or collected by the Company, including, but not limited to, Taxes arising as a result of payments (or amounts allocable) to foreign Persons or to employees of the Company, have been duly withheld and collected and, to the extent required, have been properly paid or deposited as required by applicable laws.

(e) No claim has ever been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that they are, or may be, subject to taxation by that jurisdiction.

(f) The Company is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and are not liable for the Taxes of any other Person as a transferee or successor, by contract or otherwise.

(g) At all times since the date of its formation, the Company has been properly classified as an “S corporation” within the meaning of Section 1361(a)(1) of the Code in compliance with all applicable Tax Laws.

(h) Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

(i) The Company will not be required to include any item of income in, or exclude any item of deduction from, its taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, either required by any taxing authority or elected voluntarily; (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax law); (C) intercompany transactions or any excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; or (E) prepaid amount received on or prior to the Closing Date.

(j) Section 4.10(j) of the Disclosure Schedule: (i) lists all Tax Returns filed by the Company for taxable periods ended on or after January 1, 2004; (ii) indicates those Tax Returns that have been audited; and (iii) indicates those Tax Returns that currently are the subject of an audit. The Company has not waived any statute of limitations in respect of Taxes.

4.11 Real Property.

(a) The Company does not own, and has not ever owned, any real property.

(b) Section 4.11 of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Seller has made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each such Lease: (i) the Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) no party is in breach or default, and to Seller’s Knowledge, no event has occurred or circumstance exists, which with notice or lapse of time would constitute such a breach or default, or permit termination, modification, or acceleration, under the Lease; and (iii) no party has repudiated any provision of the Lease.

(c) The Leased Real Property identified in Section 4.11 of the Disclosure Schedule comprises all of the real property used, or intended to be used, in the business of the Company, and the Company is not a party to any agreement or option to purchase any real property or interest therein.

(d) To Seller’s Knowledge, all buildings, structures, fixtures, building systems and equipment, and all components thereof (including the roof, foundation and structural elements), included in the Leased Real Property (the “Improvements”) are in good condition and repair and sufficient for the operation of the Company’s business. To Seller’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation of the business of the Company as currently conducted thereon.

(e) Subject to the respective terms and conditions contained in the Leases, the Company is the sole legal and equitable owner of the leasehold interest in the Leased Real Property and the Improvements, and possesses good and marketable, indefeasible title thereto, free and clear of all conditions, exceptions, reservations, Liens, restrictions, rights-of-way, easements and other matters affecting title to such leasehold. To Seller’s Knowledge, there are no pending or threatened condemnation, eminent domain or similar proceedings, or litigation or other proceedings affecting the Leased Real Property, the Improvements or any portion or portions thereof. To Seller’s Knowledge, there are no pending or threatened requests, applications or proceedings to alter or restrict any zoning or other use restrictions applicable to the Leased Real Property or the Improvements.

4.12 Intellectual Property.

(a) The Company owns and possesses, or has the right to use pursuant to a valid and enforceable written license, sublicense, agreement, or permission all Intellectual Property currently being utilized in the operation of the business of the Company.

(b) The Company has not interfered with, infringed upon, misappropriated, or violated any Intellectual Property rights of third parties in any respect, and neither the Company nor any of its directors, officers or Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of Seller, no third party has interfered with, challenged, infringed upon, misappropriated, or violated any Intellectual Property rights of the Company.

(c) Section 4.12(c) of the Disclosure Schedule identifies: (i) each patent, tradename, trademark, service mark, Internet domain name, and copyright registration, which is owned by the Company (and identifies which are registered); (ii) each pending patent application or application for any trademark, service mark, Internet domain name, and copyright registration, which is owned by the Company; (iii) each license, sublicense, agreement, or other permission pursuant to which the Company has granted any rights to any third party with respect to any of its Intellectual Property (together with any exceptions); and (iv) material computer software items used by the Company in connection with the Company’s business (other than off-the-shelf software subject solely to “shrink-wrap” licenses). Seller has made available to Buyer correct and complete copies of all such patents, trademark registrations, service mark registrations, Internet domain name registrations, and copyright registrations, patent applications, trademark applications, service mark applications, Internet domain name applications, copyright applications, Intellectual Property licenses, sublicenses, agreements, and permissions (as amended to date). The Company has all right, title and interest in and to, free and clear of any Lien, license, or other restriction or limitation regarding use and has the sole and exclusive right to use (and Seller does not have and do not claim to have any individual right to use) all the Intellectual Property required to be disclosed on Section 4.11(c) of the Disclosure Schedule (subject to the applicable license agreements listed in Section 4.11(c) of the Disclosure Schedule), and such Intellectual Property is not subject to any outstanding order restricting the use or licensing thereof by the Company, and the Company has not received any written claim challenging the validity or effectiveness of such Intellectual Property, and such Intellectual Property is valid and enforceable.

(d) Section 4.12(d) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to a license, sublicense, agreement, or permission (other than off-the-shelf software subject solely to “shrink-wrap” licenses) and each such license, sublicense, agreement or permission covering such item is valid, binding, enforceable and in full force and effect. Seller has made available to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date).

4.13 Tangible Assets. Except as set forth in Section 4.13 of the Disclosure Schedule, the Company owns or leases all buildings, machinery, equipment, and other assets and rights used in the conduct of the Company’s business free and clear of all Liens. The buildings, machinery, equipment, and other tangible assets that the Company owns and leases are free from material defects (patent and latent), have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear).

4.14 Contracts. Section 4.14 of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party:

(a) any agreement (or group of related agreements) for the lease of personal property to, or from, any Person providing for lease payments in excess of $20,000 per annum;

(b) any agreement (or group of related agreements) for the purchase of raw materials, commodities, supplies, products, or other personal property, or for the furnishing to, or receipt of, services by the Company, the performance of which involves consideration in excess of $20,000 per annum;

(c) any agreement concerning a partnership or joint venture;

(d) any agreement (or group of related agreements) currently in force under which the Company has created, incurred, assumed, or guaranteed any capitalized lease obligation or any indebtedness for borrowed money, or under which the Company has imposed a Lien on any of its assets, tangible or intangible;

(e) any agreement concerning confidentiality or non-competition;

(f) any agreement with Seller;

(g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(h) any collective bargaining agreement;

(i) any agreement under which it has advanced or loaned any amount to any of its directors, officers, or employees;

(j) any agreement under which the Company has advanced or loaned any other Person amounts in the aggregate exceeding $20,000; and

(k) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000 per annum.

Except for agreements with vehicle dealerships and sales agents or agencies, Seller has made available to Buyer a correct and complete copy of each written agreement listed in Section 4.14 of the Disclosure Schedule (as amended to date) and a written summary setting forth the material terms and conditions of each oral agreement referred to in Section 4.14 of the Disclosure Schedule. With respect to each such agreement: (i) the agreement is valid, binding, enforceable, and in full force and effect, subject to laws of general application in effect affecting creditors’ rights and subject to the exercise of judicial discretion in accordance with general equitable principles; (ii) no party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iii) no party has repudiated any material provision of the agreement or claimed that the other party is in breach or default under such agreement.

4.15 Powers of Attorney. Section 4.15 of the Disclosure Schedule lists each outstanding power of attorney executed on behalf of the Company.

4.16 Insurance. Section 4.16 of the Disclosure Schedule lists each insurance policy (including policies providing property, casualty, liability, reinsurance, director and officer, and workers’ compensation coverage and bond and surety arrangements) with respect to which the Company is a party, a named insured, or otherwise the beneficiary of coverage and for each such policy or bond sets forth:

(a) the name, address, and telephone number of the agent;

(b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(c) the policy number and the period of coverage;

(d) the amount of coverage; and

(e) a description of any retroactive premium adjustments or other material loss-sharing arrangements.

There is no claim by the Company or any other Person pending under any such policies or bonds as to which coverage has been questioned, denied or disputed. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in substantial compliance with all such policies and bonds. There have been no threatened termination of, or material premium increase with respect to, any of such policies or bonds.

4.17 Litigation. Section 4.17 of the Disclosure Schedule sets forth each instance in which either the Company or Seller: (a) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (b) is a party, or, to Seller’s Knowledge, is threatened to be made a party, to any action, suit, proceeding, claim, hearing, or investigation of, in, or before any arbitrator, court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction. None of the actions, suits, proceedings, hearings and investigations set forth in Section 4.17 of the Disclosure Schedule could result in a Material Adverse Change. Section 4.17 of the Disclosure Schedule also sets forth each instance in which any of the Company’s directors, managers, or executive officers is: (a) is subject to any material outstanding injunction, judgment, order, decree, ruling, or charge, or (b) is a party, or is threatened to be made a party, to any material action, suit, proceeding, claim, hearing, or investigation of, in, or before any arbitrator, court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction.

4.18 Employees.

(a) Section 4.18 of the Disclosure Schedule sets forth: (i) a complete and correct list of all salaried employees of the Company, showing for each: (A) name; (B) hire date; (C) current job title; (D) actual base salary, bonus, commission or other remuneration paid during 2006; (E) 2007 base salary level and 2007 target bonus; (F) indicating whether there has been any increase in compensation, bonus, incentive, or service award or any grant of any severance or termination pay or any other increase in benefits or any commitment to do any of the foregoing since January 1, 2007, and (ii) a list of all employment agreements and other contractual arrangements with any employees. Seller has provided Buyer with complete and correct copies of: (i) all existing employment, severance, accrued vacation or other leave agreements or policies; (ii) all employee trade secret, non-compete, non-disclosure and invention assignment agreements; and (iii) all manuals and handbooks applicable to any current or former director, manager, officer, employee or consultant of the Company. The employment or consulting arrangement of each officer, employee or consultant of the Company is, subject to applicable laws, terminable at will (without the imposition of penalties or damages) by the Company.

(b) The Company is not a party to or bound by any collective bargaining agreement or other contract with any labor organization, nor has it experienced (nor, to Seller’s Knowledge, has the Company been threatened with) any strike, slow down, work stoppage or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past three (3) years. The Company has not committed any material unfair labor practice. Seller has no Knowledge of any organizational effort presently being made or threatened by, or on behalf of, any labor union with respect to employees of the Company. The Company has paid in full to all of its employees all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

4.19 Employee Benefits.

(a) Section 4.19 of the Disclosure Schedule sets forth a complete and correct list of all Employee Benefit Plans, in each case, which are provided, maintained, contributed to or sponsored by the Company on behalf of current or former directors, officers or employees of Company, or for which Company has any liability, contingent or otherwise.

(b) The Company has made available to Buyer with a complete and accurate copy of (i) the plan document or other governing contract for each Employee Benefit Plan, as amended, and a summary of any unwritten Employee Benefit Plans; (ii) the most recently distributed summary plan description and summary of material modifications of each Employee Benefit Plan; (iii) each trust or other funding agreement with respect to each Employee Benefit Plan; (iv) the most recently filed IRS Form 5500 (including schedules and attachments) with respect to each Employee Benefit Plan; (v) with respect to each Employee Benefit Plan, the most recently received IRS determination letter and application therefor; and (vi) the most recently prepared actuarial report and financial statements for each Employee Benefit Plan.

(c) The Employee Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of ERISA, the Code and any other applicable governing law. All contributions and all payments and premiums required to have been made to or under any Employee Benefit Plan have been timely and properly made (or otherwise properly accrued if not yet due), and nothing has occurred with respect to the operation of the Employee Benefit Plans that would cause the imposition of any liability, penalty or tax under ERISA, the Code or governing law.

(d) No Employee Benefit Plan is subject to Title IV of ERISA, or a multiemployer plan within the meaning of Section 3(37)(A) of ERISA. Neither the Company, nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with the Company or under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliates”), has incurred any liability under title IV of ERISA or Section 412 of the Code, except for such liability that has been paid in full.

(e) There are no pending or, to Knowledge of Seller, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Employee Benefit Plans.

(f) Each of the Employee Benefit Plans which is intended to be “qualified” within the meaning of Section 401 of the Code has received a favorable determination letter from the IRS and no event has occurred and no condition exists which would result in the revocation of any such determination letter or otherwise result in the loss of its qualified status. Any voluntary employee benefit association which provides benefits to current or former employees of the Company or its ERISA Affiliates, or their beneficiaries, is and has been qualified under Section 501(c)(9) of the Code.

(g) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or director of the Company; (ii) increase any benefits under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment, vesting or other rights with respect to any such benefits.

(h) The Company does not maintain nor does it have an obligation to contribute to, or provide coverage under, any retiree life or retiree health plans or arrangements which provide for continuing benefits or coverage for current or former officers, directors or employees of the Company.

(i) Neither the Company , nor any ERISA Affiliate contributes to, has any obligation to contribute to, or has any liability under or with respect to any Employee Benefit Plan that is a “defined benefit plan” (as defined in ERISA §3(35)).

4.20 Guaranties. The Company is not a guarantor or otherwise responsible for any liability or obligation (including indebtedness) of any other Person.

4.21 Environmental, Health and Safety Matters.

(a) The Company has at all times has complied, and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(b) Without limiting the generality of the foregoing, the Company has obtained, has complied, and is in compliance with, all Permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the Company’s business. A list of all such Permits, licenses and other authorizations is set forth on Section 4.21(b) of the Disclosure Schedule.

(c) Neither the Company nor any of its Affiliates has received any written or oral notice, report, claim, complaint or other information, or is subject to any investigation regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental, Health, and Safety Requirements.

(d) Except as set forth on Section 4.21(d) of the Disclosure Schedule, no property or facility leased or operated by the Company contains any aboveground or underground storage tanks currently, nor, to the Knowledge of Seller, has contained any aboveground or underground storage tanks in the past.

(e) Neither the Company nor any of its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any Hazardous Substance in a manner that has given or would give rise to material liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to CERCLA or the Solid Waste Disposal Act, as amended, or any other Environmental, Health, and Safety Requirements.

(f) There is no Environmental Condition at, under, in the vicinity of or emanating from any property operated or leased by the Company, and with respect to any property formerly owned, leased or operated by the Company, no Environmental Condition was at, under, in the vicinity of or emanating from any such property at the time that the Company owned, leased or operated it.

(g) The Company does not have any liability for costs associated with investigation, remedial action or natural resource damages arising from arrangement by the Company for the disposal of any Hazardous Substances.

(h) There is not constructed, placed, deposited, stored, disposed of nor located on any property leased or operated by the Company any asbestos in any form which has become or threatens to become friable.

(i) No Environmental Lien has attached to any property leased or operated by the Company.

(j) Neither this Agreement, nor the consummation of the transactions that are the subject of this Agreement, will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the Environmental, Health, and Safety Requirements.

4.22 Business Continuity. None of the computer software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used, or relied on, by the Company in the conduct of its business (collectively, the “Systems”) have experienced material bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any substantial disruption or interruption in, or to the use of, any such Systems by the Company.

4.23 Certain Business Relationships with the Company. Except as set forth on Section 4.23 of the Disclosure Schedule, neither Seller, any family member of Seller, nor any director, manager, shareholder, member or executive officer of the Company, and to Seller’s Knowledge, no family member of any such director, manager, shareholder, member or executive officer and no Person controlled by such a family member:

(a) owns, directly or indirectly, any ownership interest or investment in any Person that is a competitor, lessor, lessee, customer or supplier of the Company; provided, however, that the foregoing representation shall be deemed not to be made as to the ownership of not more than five percent (5%) of the capital stock of any such Person that has securities registered pursuant to Section 13 or Section 15 of the Exchange Act;

(b) has any claim against or owes any amount to, or is owed any amount by, the Company;

(c) has any interest in or owns any assets, properties or rights used in the conduct of the business of the Company;

(d) is a party to any contract to which the Company is a party or which otherwise benefits the business of the Company; or

(e) has received from, or furnished to, the Company any goods or services since December 31, 2006, or is involved in any business relationship with the Company.

4.24 Customers and Suppliers.

(a) Section 4.24 of the Disclosure Schedule sets forth a correct and complete list of the fifteen (15) largest payors (by Revenue) of the Company for the most recently completed fiscal year. There is no pending, or to Seller’s Knowledge, threatened litigation with any of such payors.

(b) Section 4.24 of the Disclosure Schedule sets forth a correct and complete list of the nine (9) largest suppliers (by value of goods and services supplied) to the Company, including insurance and reinsurance carriers, for the most recently completed fiscal year. Since December 31, 2006, none of the suppliers listed on Section 4.24 of the Disclosure Schedule has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company, or otherwise materially change the terms of its relationship with the Company.

(c) Since December 31, 2006, none of the customers on the Customer List has indicated or suggested that it shall stop, or materially decrease the rate of, buying products or services from the Company.

4.25 Restrictions on Business Activities. There is no agreement, order, or other instrument binding upon the Company, Seller, or the current or former officers, managers or directors of the Company which restricts or prohibits the Company from competing with any other Person, from engaging in any business or from conducting activities in any geographic area, or which otherwise restricts or prohibits the conduct of the Company’s business.

4.26 Bank Accounts. Section 4.26 of the Disclosure Schedule sets forth a complete and correct list of each bank, deposit, lock-box or cash collection, management or other account of the Company, including the title and number of the account and the financial or other institution at which such account is located (designating each authorized signatory).

4.27 Debt. The Debt set forth on Section 4.27 of the Disclosure Schedule represents all Debt obligations of the Company. Neither Seller nor the Company has received or applied for any cash advances from any Medicare, Medicaid or third party public or private insurance program or carrier, whether or not such cash advance has been repaid to or recouped by such insurance program or carrier. Within the (10) days of Seller’s receipt of Buyer’s invoice, Seller shall reimburse Buyer for the amount of any such advances which are deducted by any such payor from amounts billed by Buyer or the Company after the Closing Date or, if Buyer still has payment obligations under the Agreement, Buyer shall deduct such amount from its payment obligations.

4.28 Certain Payments. None of Seller, any director, manager, officer, agent or employee of the Company or, to the Knowledge of Seller, any other Person associated with or acting for or on behalf of the Company has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (a) for securing patients or referrals, (b) for patients or referrals secured, (c) to obtain special concessions already obtained for or in respect of Company, or (d) in violation of any law. Seller is not a physician, and neither Seller not any member of Seller’s family is in a position to refer patients directly to the Company for the provision of any items or services reimbursable under any government health care program.

4.29 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of material fact or omit to state any material fact known to Seller necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE 5

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

5.1 General. Each of the Parties will use commercially reasonable efforts to take and cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII below).

5.2 Notices and Consents. Seller will cause the Company to give any notices to third parties and to obtain those third party consents and other items set forth in Section 5.2 of the Disclosure Schedule. Each of the Parties will, and Seller will cause the Company to give any notices to, make any filings with, and use all commercially reasonable efforts to obtain any authorizations, consents, Permits and approvals of governments and governmental agencies set forth in Section 5.2 of the Disclosure Schedule.

5.3 Operation of Business. Until the Closing, Seller shall cause the Company, unless Buyer shall otherwise consent in writing or except as otherwise specifically contemplated by this Agreement:

(a) to operate its business only in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve its present business operations, organization and goodwill;

(b) to maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior years, and not change any of its accounting principles;

(c) to comply in all material respects with all laws and regulations to which it is subject;

(d) not to enter into any merger or consolidation with any Person and not to engage in any new business, or to invest in, or to make a loan, advance or capital contribution to, any Person;

(e) not to amend or modify the articles of incorporation, bylaws, certificate of formation, operating agreement or other organizational documents of the Company unless such amendment or modification is necessary to comply with the terms of this Agreement or the other Transaction Documents;

(f) not to issue or sell any equity securities or any option (including any employee stock option), warrant or other right to purchase or subscribe for equity securities or any obligation convertible into or exchangeable for any of its equity securities or to make any changes (by split-up, combination, reorganization or otherwise) in the outstanding membership interests or capital stock of the Company or any of Seller’s Affiliates;

(g) not to repurchase or redeem any equity security or membership interests, or pay any dividends or make any distributions or payments of any type to Seller or any of Seller’s Affiliates other than the payment of base salary in the Ordinary Course of Business or Tax distributions at a combined rate not to exceed forty percent (40%);

(h) not to enter into any agreement with any manager, director or executive officer or other employee, either individually or as part of a class of similarly situated Persons or increase the wages or other compensation payable to any employee of the Company, other than in the Ordinary Course of Business;

(i) not to sell, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of its assets or inventories, except for dispositions of assets and inventories in the Ordinary Course of Business;

(j) not to incur any material obligations for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument;

(k) not to forgive, compromise or waive any debt, claim or other right, other than the write-off of third party trade payables consistent with past practices;

(l) not to enter into, amend, modify or terminate any material contract, other than customer contracts and purchase orders entered into in the Ordinary Course of Business (which only must be approved by Buyer if the benefit or obligation thereunder exceeds $25,000;

(m) not to make any capital expenditures or commitments not necessary for the continued operation of the business of the Company in the Ordinary Course of Business;

(n) not to make any material election or settle or compromise any material liability with respect to Taxes of the Company;

(o) to collect its accounts receivable in the Ordinary Course of Business;

(p) not to pay accrued liabilities or accounts payable or prepay any expenses or other items, each other than in the Ordinary Course of Business;

(q) not to make any payments with respect to Debt;

(r) not to adopt, enter into, amend, alter or terminate any Employee Benefit Plan;

(s) not to take any other action which would result in any of Seller’s representations or warranties contained in this Agreement being untrue; and

(t) not to agree in writing or otherwise to take any action that would constitute a violation of any of the foregoing.

5.4 Access. Seller will provide, and will cause the Company to provide, to the employees, attorneys, accountants or other authorized representatives of Buyer and its financing sources reasonable access during normal business hours to the business, employees, real estate, facilities and books and records of the Company, so as to afford Buyer and its financing sources full opportunity to make such review, examination and investigation of the Company as Buyer determines is reasonably necessary in connection with the consummation of the transactions contemplated hereby and the financing thereof and during such period shall furnish, as promptly as practical, to Buyer and its representatives any information they may reasonably request; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Company. Buyer shall be permitted to make extracts from or to make copies of such books and records as may be reasonably necessary in connection therewith. No information obtained pursuant to this Section 5.4, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

5.5 Notice of Developments. The Company and Seller will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 3.1 and Article IV above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Section 3.2 above. No disclosure by any Party pursuant to this Section 5.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

5.6 Exclusivity. Seller will not, and Seller will not cause or permit the Company or any of its officers, directors, managers or advisors to, directly or indirectly, solicit, initiate, encourage, negotiate with, engage in discussions with, accept any proposal or offers from, or provide any information or access to any Person relating to the acquisition of all or substantially all of the equity securities or assets of the Company (including any acquisition structured as a merger, consolidation, or share exchange). Seller will advise Buyer as promptly as possible of any inquiries or proposals with respect to such an acquisition and will provide Buyer with the details thereof and Seller’s response thereto.

ARTICLE 6

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing.

6.1 General. In case at any time after the Closing any further action is necessary or advisable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII below). Seller acknowledges and agrees that from and after the Closing, Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Company.

6.2 Litigation Support. In the event, and for so long as, any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (provided that the foregoing shall not apply to actions or claims between the Parties or if the contesting or defending Party is entitled to indemnification therefor under Article VIII below).

6.3 Transition. Neither the Company nor Seller shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained prior to the Closing.

6.4 Confidentiality. For a period of five (5) years after the Closing Date, Seller will hold as confidential all of the Confidential Information, refrain from using any of the Confidential Information, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in Seller’s possession. In the event that Seller is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall comply with any order or other assurance obtained by Buyer, that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed. The foregoing provisions shall: (a) not apply to any Confidential Information that is generally available to the public immediately prior to the time of disclosure unless such Confidential Information is so available due to the actions of Seller, and (b) not prohibit the use of the Confidential Information by Seller in the performance of Seller’s duties as an employee of the Company so long as Seller complies with any Company policy regarding the use of Confidential Information and only use such information for the benefit of the Company.

6.5 Covenant Not to Compete or Solicit.

(a) Seller agrees that for a period of three (3) years from and after the Closing Date, Seller will not, directly or indirectly, whether as an owner, director, officer, employee, consultant or in any other capacity: (a) engage, directly or indirectly, in any business that the Company conducts as of the Closing Date; provided, however, that ownership of less than one percent (1%) of the outstanding stock of any publicly traded corporation by Seller shall not be deemed a breach of this Section 6.5 solely by reason of each of Seller’s ownership is such business; (b) attempt to solicit or divert, or provide products or services similar to those offered by the Company to: (i) any customer of the Company, or (ii) any distributor, sales representative, agent or seller of products or services of the Company or Buyer; or (c) recruit, solicit or otherwise attempt to employ or engage any Person employed or previously employed by the Company, or Buyer, or induce, or attempt to induce, any Person to leave such employment.

(b) Buyer and Seller hereby agree that damages in the event of breach of this Section 6.5 would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Section 6.5 were not performed in accordance with their specific terms or were otherwise breached, and that the character, periods and geographical area and the scope of the restrictions on Seller’s and its Affiliates activities in this Section 6.5 are fair and reasonably required for the protection of Buyer’s and its Affiliates’ legitimate business interests. Buyer’s and its Affiliates’ legitimate business interests include, without limitation, valuable confidential business and professional information, substantial relationships with specific prospective and existing customers, patients, clients and payors, and also patient and client goodwill associated with the Company’s specific geographic location and specific marketing area. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, Buyer shall be entitled to seek an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach of this Section 6.5, and enforcing specifically the terms and provisions hereof. Seller hereby waives any and all defenses Seller may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief under this Section 6.5. The Parties also agree that the existence of any claim or cause of action against Seller, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictive covenants set forth herein, but shall be litigated separately. If any legal action or litigation arises as a result of the covenants contained in this Section 6.5, the prevailing party shall be entitled to recover all attorneys’ fees at all pre-trial, trial and appellate levels, as well as all costs and expenses. If a Seller shall be in violation of the covenants contained in this Section 6.5, then the time limitation herein shall be tolled for a period of time equal to the time period during which such breach or breaches occur, and if Buyer seeks injunctive relief from such breach in any court, then the time limitation herein shall be tolled for a period of time equal to the pendencies of such proceedings, including all appeals.

(c) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.5 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Seller agrees that the rights granted in this Section 6.5 to Buyer may be assigned by Buyer at its sole and absolute discretion. All of the provisions of Section 6.5 shall inure to any successors of Buyer, all of which are specifically third-party beneficiaries of this Section 6.5 with full rights hereunder and thereunder. In addition, the Parties hereto agree that any assignee of the rights hereunder is an intended, direct third-party beneficiary of Section 6.5 and may enforce such rights in its own name in addition to or in lieu of Buyer.

6.6 Tax Matters.

(a) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared all Tax Returns with respect to the Company relating to taxable periods ending on or before the Closing Date (“Pre-Closing Tax Periods”). All such Pre-Closing Tax Period Tax Returns shall be prepared in a manner consistent with prior practice (to the extent permitted by law) of the Company. Seller shall provide such Pre-Closing Tax Period Tax Returns to Buyer at least forty-five (45) days before the due date thereof (in the case of income Tax Returns) and at least fifteen (15) days before the due date thereof (in the case of all other Tax Returns), and shall accept all comments of Buyer that are reasonable. Buyer shall file all Pre-Closing Tax Period Tax Returns on or before the due date, as extended by any proper extension.

(b) Straddle Tax Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns with respect to the Company for taxable periods which begin before the Closing Date and end after the Closing Date (“Straddle Tax Periods”). Buyer shall provide such Straddle Tax Period Tax Returns to Seller forty-five (45) days before the due date thereof (in the case of income Tax Returns) and at least fifteen (15) days before the due date thereof (in the case of all other Tax Returns), and to the extent attributable to the portion of such Straddle Tax Period ending on the Closing Date, shall accept all reasonable comments of Seller. For purposes of this Section 6.6(b), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Straddle Tax Period ending on the Closing Date shall (a) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant period ended on the Closing Date. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by law) of the Company.

(c) Cooperation and Exchange of Information. Buyer and Seller will provide each other with such cooperation and information as either of them reasonably may request of another in filing any Tax Return, amended Tax Return or claim for refund, determining a Tax liability or a right to a refund of Taxes or participating in or conducting any audit or other proceeding in respect of Taxes. Each such party shall be available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Each such party will make available and retain all Tax Returns, schedules and work papers and all records or other documents relating to Tax matters of the Company. Any information obtained under this Section 6.6(b) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns, amended Tax Returns, claims for refund or in conducting an audit or other proceeding.

6.7 Investment Intent/Lock-Up. Seller will refrain from transferring or otherwise disposing of any of the Parent Shares, or any interest therein, in such manner as to violate any registration provision of the Securities Act or any applicable state securities law or regulation regulating the disposition thereof. Seller agrees that the certificates representing the Parent Shares may bear legends to the effect that the Parent Shares have not been registered under the Securities Act or such other state securities laws or regulations, and that no interest therein may be transferred or otherwise disposed of in violation of the provisions thereof. Seller further agrees that Seller shall not sell or transfer any of the Parent Shares until the date which is at least one (1) year from the date hereof.

ARTICLE 7

CONDITIONS TO OBLIGATION TO CLOSE

7.1 Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Seller set forth in Section 3.1 and Article IV above shall be true and correct in all respects, in each case as though such representations and warranties had been made by Seller on and as of the Closing Date;

(b) Seller shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by Seller at or prior to the Closing Date;

(c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any action, suit or proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(d) During the period from the date of the Most Recent Financial Statements through the Closing Date, there shall not have been a Material Adverse Change;

(e) Seller shall have delivered to Buyer a certificate dated as of the Closing Date, to the effect that each of the conditions specified above in Section 7.1(a) — (d) is satisfied;

(f) Buyer shall be satisfied with its inspection of the Company and the Seller’s maintenance records, and its legal, business, and financial due diligence investigation of the Company and its business;

(g) Buyer shall have obtained the written consent of its Board of Directors and Buyer’s Lender to enter into and to consummate the transactions contemplated by this Agreement and the other Transaction Documents;

(h) The Company shall be free at the Closing of any and all Debt in excess of $30,000 including, without limitation, the Subject Debt;

(i) The Parties shall have received the authorizations, consents, Permits, and approvals of governments, governmental agencies and other Persons referred to in Schedule 5.2;

(j) Seller shall have entered into an employment agreement (“Employment Agreement”) with the Company, in each case in a form and substance satisfactory to Buyer;

(k) Robert Hill shall have entered into a non-competition agreement in favor of the Company, Buyer and Parent, in a form and substance satisfactory to Buyer;

(l) Seller shall have delivered to Buyer a certificate of the Secretary of the Company, dated as of the Closing Date, attaching and certifying the organizational documents of the Company and the resolutions of the shareholders and board of directors of the Company approving the transactions contemplated by this Agreement;

(m) Seller shall have delivered to Buyer good standing certificates for the Company from the State of jurisdiction of the Company and from each State the Company is qualified to do business;

(n) Seller shall have executed and delivered a release in the form of Exhibit D, attached hereto;

Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or prior to the Closing.

7.2 Conditions to Seller’s Obligation. Seller’s obligations to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(a) The representations and warranties of Buyer set forth in Section 3.2 above shall be true and correct in all respects, as though such representations and warranties had been made by Buyer on and as of the Closing Date;

(b) Buyer shall have performed and complied in all material respects with all agreements, obligations and covenants required by this Agreement to be performed or complied with by Buyer at or prior to the Closing Date, including, without limitation, Buyer’s obligation to deliver the Closing Date Cash Consideration and the Parent Common Stock pursuant to Section 2.2(a) of this Agreement;

(c) There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or any action, suit or proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(d) Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7.2(a) — (c) is satisfied;

(e) Buyer shall have delivered to Seller a certificate from the Secretary of Buyer, dated as of the Closing Date, attaching and certifying the organizational documents and resolutions of Buyer approving of the transactions contemplated by this Agreement;

(f) The Parties and the Company shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Schedule 5.2;

Seller may waive any condition specified in this Section 7.2 if Seller executes a writing so stating at or prior to the Closing.

ARTICLE 8

REMEDIES FOR BREACHES OF THIS AGREEMENT

8.1 Survival of Representations, Warranties, Covenants and Agreements. All covenants and agreements contained in this Agreement shall survive the Closing until fully performed. All of the representations and warranties of Seller contained in Section 3.1 and Article IV above, and the representations and warranties of Buyer contained Section 3.2, shall survive the Closing hereunder and continue in full force and effect for a period of twenty-four (24) months thereafter; provided, however, that the representations and warranties contained in Sections 3.1(a), 3.1(c), 3.1(d), 3.2(b), 3.2(d), 3.2(f), 3.2(g), 3.2(h), 4.1, 4.2, 4.4, 4.6, 4.10, 4.21 and 4.25 shall survive the Closing hereunder and continue in full force and effect until the end of the relevant statute of limitations, after giving effect to any extensions or waivers, and for sixty (60) days thereafter.

8.2 Indemnification Provisions for Buyer’s Benefit.

(a) Seller agrees to indemnify, defend and hold harmless Buyer and the Company and their respective Affiliates, and their respective successors and assigns (the “Buyer Indemnitees”) from and against the entirety of any Adverse Consequences the Buyer Indemnitees may incur or suffer (including any Adverse Consequences they may incur or suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach of any representation or warranty of Seller in Section 3.1 or Article IV or in any certificate delivered pursuant to Section 7.1(e) to the extent related thereto. Seller shall not have any obligation to indemnify the Buyer Indemnitees under this Section 8.2(a) unless Buyer makes a written claim for indemnification against Seller pursuant to Section 10.7 within the survival period (if there is an applicable survival period pursuant to Section 8.1). To the extent any representation or warranty is qualified by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any limitation as to materiality or Material Adverse Effect for the purposes of determining the amount of Adverse Consequences.

(b) Seller agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences they shall suffer (including any Adverse Consequences they shall suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the nonperformance in accordance with its terms of any covenant or agreement made herein for the benefit of the Buyer Indemnitees or any breach of any of Seller’s covenants in this Agreement, or in any certificate delivered pursuant to Section 7.1(e) to the extent related thereto; provided, however, that Seller shall not have any obligation to indemnify the Buyer Indemnitees under this Section 8.2(b) unless Buyer makes a written claim for indemnification against Seller pursuant to Section 10.7 within the survival period (if there is an applicable survival period pursuant to Section 8.1).

(c) Seller agrees to indemnify, defend and hold harmless the Buyer Indemnitees, regardless of any investigation made by the Buyer or on its behalf, for, against, from and in respect of any and all Adverse Consequences or any recoupments which may be sustained or suffered by any of them arising out of, resulting from or pertaining to any legal compliance claim made against the Company or any Buyer Indemnitee in connection with the sale or distribution of diabetic supplies or products by the Company at any time before the Closing Date, including, but in no way limited to, any claim related to the Company’s failure to submit appropriate documentation to any applicable governmental authority and/or to obtain a Permit for the purchase, sale or shipment of insulin, insulin pumps and/or any other diabetic supplies or products or pharmaceuticals. The General Cap shall apply with respect to the Buyer Indemnified Parties’ rights of indemnification pursuant to this Section 8.2(c). Seller’s obligations pursuant to this Section 8.2(c) shall survive for the applicable statute of limitations.

(d) Seller agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences they shall suffer (including any Adverse Consequences they shall suffer after the end of any applicable survival period) attributable to Taxes of the Company for all taxable periods ending on or before the Closing Date and the portion of all Straddle Periods ending on the Closing Date. Seller further agrees to indemnify, defend and hold harmless the Buyer Indemnitees from and against the entirety of any Adverse Consequences they shall suffer (including any Adverse Consequences they shall suffer after the end of any applicable survival period) attributable to: (i) Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation; (ii) Taxes of any other Person imposed on the Company as a transferee or successor, by contract or otherwise, which Taxes relate to an event or transaction occurring before the Closing; and (iii) any breach of any representation or warranty in Section 4.10.

8.3 Indemnification Provisions for Seller’s Benefit. Buyer shall be obligated to indemnify, defend and hold harmless Seller and Seller’s Affiliates, and their respective successors and assigns (the “Seller Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer (including any Adverse Consequences they may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the nonperformance in accordance with its terms of any covenant or agreement made herein for the benefit of the Seller Indemnitees or any breach of Buyer’s covenants in Articles II or VI or any of its representations and warranties contained in Section 3.2 or any acts or omissions of the Company after the Closing Date relating solely to events or occurrences that arise after the Closing Date, including, without limitation, the failure of the Company after the Closing Date to pay its obligations when due (other than any Debt of the Company in excess of $30,000 existing prior to or as of the Closing Date). Buyer shall not have any obligation to indemnify the Seller Indemnitees under this Section 8.3 unless Seller make a written claim for indemnification against Buyer pursuant to Section 10.7 within the survival period (if there is an applicable survival period pursuant to Section 8.1). To the extent any representation or warranty is qualified by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any limitation as to materiality or Material Adverse Effect.

8.4 Matters Involving Third Parties.

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which, if true (without any responsibility for independent investigation of the facts or law contained in such notice from the third party), would give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly notify each Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party, if such Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that it does not dispute its potential liability to the Indemnified Party with respect to such Third Party Claim and that it intends to assume the defense of the Third Party Claim, at the Indemnifying Party’s sole cost and expense; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim (and any available cross-claims, counterclaims or third-party claims related thereto) actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c) So long as the Indemnifying Party has assumed and is actively and diligently conducting the defense of the Third Party Claim in accordance with Section 8.4(b) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages by one (1) or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and such judgment or proposed settlement includes the giving by the claimant or the plaintiff of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Adverse Consequences with respect to such Third Party Claim, and (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(d) In the event the Indemnifying Party does not assume and conduct the defense of the Third Party Claim in accordance with Section 8.4(b) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article VIII.

(e) In the event an Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing the nature of the claim, an estimate of the amount of damages attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(f) Amounts payable by the Indemnifying Party to the Indemnified Party in respect of any Adverse Consequences for which any Party is entitled to indemnification hereunder shall be payable by the Indemnifying Party as incurred by the Indemnified Party. Each Indemnified Party shall be required to mitigate Adverse Consequences, and shall reasonably consult and cooperate with each Indemnifying Party with a view towards mitigating Adverse Consequences, in connection with claims for which a party seeks indemnification under Section 8.2.

8.5 Recoupment. Any indemnification to which Buyer is entitled under this Agreement as a result of any Adverse Consequences it may suffer or incur must first be satisfied against the Parent Shares held by Seller, which shall result in a corresponding reduction in the amount of the indemnification owed by Seller using the same value of such Parent Shares as used to determine the number of Parent Shares received by Seller pursuant hereto; provided, however that no such satisfaction against the Parent Shares shall be permitted if it would violate any provision of the Securities Act or any applicable state securities law or regulation; provided, further that Seller shall pay any and all reasonably incurred costs, fees and expenses of the Parent and the Buyer in connection with any such satisfaction against the Parent Shares. At Buyer’s option, and without prejudice to Buyer’s right to enforce its indemnification rights hereunder directly against Seller (“Direct Enforcement”), any remaining indemnification amounts to which Buyer is entitled under this Agreement may be satisfied against (i) any or all Earn-Out Payment(s) and (ii) any amounts payable to Seller under Seller’s Employment Agreement with the Company. If the amount of such indemnification exceeds the fair market value of any or all of the items set forth in items (i), (ii) and (iii), Seller shall remain obligated to pay such excess indemnification amount until such indemnification amount is satisfied in full. The foregoing to the contrary notwithstanding, Seller shall have the option to satisfy any claim for indemnity in cash in lieu of the recoupments set forth in this Section 8.5.

8.6 Exclusive Remedy.

(a) The Parties acknowledge and agree that the provisions of this Article VIII shall be the exclusive remedy of Buyer and Seller with respect to a breach of the representations, warranties and covenants contained in this Agreement, except in the case of fraud.

(b) With respect to any Third Party Claim or other claim or demand brought against Seller (whether such claim or demand is pursuant to this Agreement, applicable law or otherwise), Seller hereby agrees on Seller’s own behalf and on behalf of Seller’s Affiliates that Seller and Seller’s Affiliates will not make any claim for (i) indemnification against the

Company by reason of the fact that Seller (or any of Seller’s Affiliates) was a director, manager, officer, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, organizational document agreement or otherwise), or (ii) contribution against the Company by reason of the fact that the Company was a party to any action or inaction that forms the basis of such claim or demand.

8.7 Reduction for Insurance and Third Party Payments. The amount that Buyer or Seller is required to pay to, for, or on behalf of the Buyer Indemnitees or Seller Indemnitees pursuant to this Article 8 (sometimes called an “Indemnity Payment) shall be reduced (including retroactively) by any insurance proceeds and claims against third-parties actually recovered by or on behalf of Buyer Indemnitees or Seller Indemnitees in reduction of the related indemnifiable loss (the “Indemnifiable Loss”). The Indemnified Party shall use commercially reasonable efforts to pursue insurance claims that may reduce or eliminate any Indemnifiable Loss. If the Buyer Indemnitees or Seller Indemnitees shall have received, or if the indemnifying party shall have paid on their behalf, an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive, directly or indirectly, insurance proceeds (that duplicate in whole or in part, the Indemnity Payment) in respect of such Indemnifiable Loss, then the Buyer Indemnitees or Seller Indemnitees, as the case may be, shall promptly pay to the indemnifying party the amount of such insurance proceeds, or, if less, the amount of the Indemnity Payment. After any Indemnification Payment is made pursuant to this Article 8, the party making such payment shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party in connection with the Indemnifiable Loss to which such payments relates. Any Indemnified Party receiving an indemnification payment pursuant to the preceding sentence shall execute, upon the written request any instrument reasonable necessary to evidence such subrogation rights; provided that such subrogation rights shall be subordinate to and shall not affect the subrogation rights of any insurance companies making payments hereunder.

8.8 Certain Limitations on Remedies.

(a) Seller shall not be liable to any Buyer Indemnitee for any indemnification claim under Section 8.2(a) until the aggregate amount of all claim or claims thereunder exceeds Fifty Thousand Dollars ($50,000) (the “Basket”), in which event Seller shall be liable for the full monetary value of any and all claim or claims with respect to which the Buyer Indemnitee is entitled thereunder (excluding the initial Fifty Thousand Dollars ($50,000) comprising the Basket); provided, however, that such Basket shall not apply in the case of any indemnification claim or claims attributable to any of the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.1(d), 4.1, 4.2, 4.4, 4.6 and 4.25 hereof.

(b) Seller shall not be liable to any Buyer Indemnitee for any indemnification claim under Section 8.2(a) or 8.2(c) to the extent the aggregate amount of all claim or claims under Section 8.2 (a), 8.2(c) and 8.2(d) in the aggregate exceed One Million Dollars ($1,000,000) (the “General Cap”); provided, however, that the General Cap shall not apply in the case of any claim or claims attributable to any of the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.1(d), 4.1, 4.2, 4.4, 4.6 and 4.25 hereof.

(c) Seller shall not be liable to any Buyer Indemnitee for any indemnification claim under Section 8.2 attributable to any of the representations or warranties set forth in Section 4.6, to the extent the aggregate amount of all such claim or claims (collectively, “Legal Compliance Claims”), plus the aggregate amount of all other claims under Section 8.2 exceed the Final Legal Compliance Cap. In addition, to the extent that at any time prior to the determination of the Final Legal Compliance Cap, the aggregate amount of all Legal Compliance Claims suffered by the Buyer Indemnitees exceeds the Legal Compliance Cap then in effect, Buyer shall not be entitled to Direct Enforcement at such time in respect of such excess amount; provided, however, that Buyer shall be entitled to pursue all other rights that are available to Buyer under Section 8.5 related to any Earn-Out Payments in respect of such excess amount; provided further that such excess amount shall not be extinguished and Buyer shall be entitled to Direct Enforcement related to any Earn–Out Payments in respect of such excess amount at such time as the Legal Compliance Cap becomes sufficient to cover such excess amount plus all other Legal Compliance Claim amounts.

ARTICLE 9

TERMINATION

9.1 Termination of Agreement. This Agreement may be terminated as provided below:

(a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) in the event Seller has breached any representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, would have a Material Adverse Effect, or (ii) if the Closing shall not have occurred on or before September 15, 2007, by reason of the failure of any condition precedent under Section 7.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing: (i) in the event Buyer has breached any representation, warranty, or covenant contained in this Agreement which individually, or in the aggregate, would have a Material Adverse Effect, or (ii) if the Closing shall not have occurred on or before September 15, 2007, by reason of the failure of any condition precedent under Section 7.2 hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

9.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 9.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach). Notwithstanding the foregoing, Buyer’s obligations to not disclose or misuse the Confidential

Information pursuant to that certain Confidentiality Agreement dated June 29, 2007, shall continue in full force and effect.

ARTICLE 10

MISCELLANEOUS

10.1 Press Releases and Public Announcements. Buyer shall have the exclusive right to issue any press release and/or to make any public announcement relating to the subject matter of this Agreement and Seller shall refrain from making any such press release or announcement.

10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may: (a) assign any or all of its rights and interests hereunder to one (1) or more of its Affiliates; (b) designate one (1) or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder); or (c) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer, the Company or any of their Affiliates.

10.5 Counterparts. This Agreement may be executed in one (1) or more counterparts (including by means of facsimile or pdf), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given: (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), electronic mail, or facsimile transmission; or (c) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Susan Hill 10101 Linn Station Road, #560 Louisville, Kentucky 40223 Fax: (502) 412-3203
Copy To:	Stites & Harbison, PLLC 400 West Market Street Louisville, Kentucky 40202 Attention: Gregory L. Davis, Esq. Fax. (502) 587-6397
If to Buyer:	United States Pharmaceutical Group, L.L.C. 13630 N.W. 8th Street, Suite 210 Sunrise, Florida 33325 Attention: Joshua Weingard, Esq. Fax: (954) 903-5235
Copy to:	McDermott Will & Emery LLP 201 S. Biscayne Boulevard Suite 2200 Miami, Florida 33131 Attention: Ira J. Coleman, Esq. Fax: (305) 347-6500

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

10.9 Venue; Forum. Each of Seller and Buyer agrees that any suit, action or proceeding arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in any of (i) the courts of the County of Broward, Florida, (ii) the U.S. District Court located in the County of Broward, Florida, (iii) the courts of the County of Louisville-Jefferson, Kentucky or (iv) the U.S. District Court located in the County of Louisville-Jefferson, Kentucky, (collectively, the “Designated Courts”), and hereby irrevocably accept the exclusive personal jurisdiction of those courts for the purposes of any suit, action or proceeding. In addition, each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof in the Designated Courts, and hereby further irrevocably waives any claim that any suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12 Expenses. Each of Buyer and Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

10.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.14 Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the Parties hereto has executed this Purchase Agreement as of the date first above written.

BUYER:

UNITED STATES PHARMACEUTICAL GROUP, L.L.C., a Delaware limited liability company

By: /s/ Glenn M. Parker
Name: Glenn M. Parker, M.D.
Title: Chief Executive Officer

SELLER:

/s/ Susan Hill

Susan Hill, an individual